Exhibit 10.1

LOAN AGREEMENT (COMMITTED CUSTOMER FACILITY A)

BY AND AMONG

U.S. BANK NATIONAL ASSOCIATION, Lender

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC., Borrower,

and

BROADRIDGE FINANCIAL SOLUTIONS, INC., Guarantor

August 5, 2009

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.01	Definitions	1
1.02	[RESERVED]	8
1.03	Accounting Terms and Determinations	8

SECTION 2. REVOLVING CREDIT ADVANCES		9
2.01	Revolving Credit Commitment	9
2.02	[RESERVED]	9
2.03	Method of Borrowing	9
2.04	Note	10
2.05	[RESERVED]	10
2.06	Interest Rates	10
2.07	Computation of Interest	11
2.08	Fees	11
2.09	[RESERVED]	11
2.10	Prepayments	11
2.11	General Provisions as to Payments	11
2.12	[RESERVED]	11
2.13	[RESERVED]	11
2.14	[RESERVED]	11
2.15	Increased Cost and Capital Adequacy	11
2.16	[RESERVED]	12
2.17	[RESERVED]	12
2.18	Survival of Indemnities	12
2.19	Discretion of Lender as to Manner of Funding and Obligation of Mitigation	12
2.20	Taxes	13

SECTION 3. PRECONDITIONS TO LOAN ADVANCES		14
3.01	Initial Loan Advance	14
3.02	All Advances	15

SECTION 4. REPRESENTATIONS AND WARRANTIES		15
4.01	Good Standing and Power	15
4.02	Corporate Authority	15
4.03	Authorizations	15
4.04	Binding Obligation	16
4.05	Litigation	16
4.06	No Conflicts	16
4.07	Financial Condition	16
4.08	Regulations U, T and X	16
4.09	Compliance with ERISA	16
4.10	Investment Company Act of 1940, etc.	17
4.11	Environmental Protection	17
4.12	Disclosure	17
4.13	Survival	17

SECTION 5. COVENANTS		17
5.01	Affirmative Covenants of Borrower and Guarantor	17
	(a) Financial Statements; Compliance Certificates	17
	(b) Corporate Existence	18
	(c) Authorizations	18

	(d) Conduct of Business	18
	(e) Taxes	18
	(f) Insurance	19
	(g) Inspection	19
	(h) Maintenance of Property	19
5.02	Negative Covenants of Borrower and Guarantor	19
	(a) Limitation on Indebtedness	19
	(b) Limitation on Liens	20
	(c) Mergers, Consolidations and Sales of Assets	20
	(d) Sale and Leaseback Transactions	20
	(e) [RESERVED]	20
	(f) Transactions with Affiliates	20
	(g) [RESERVED]	21
	(h) [RESERVED]	21
	(i) [RESERVED]	21
5.03	Financial Covenants of Borrower	21
5.04	Use of Proceeds	21

SECTION 6. EVENTS OF DEFAULT		21

SECTION 7. GUARANTY		23
7.01	Guaranty	23
7.02	Payment by Guarantor	23
7.03	Liability of Guarantor Absolute	23
7.04	Waivers by Guarantor	24
7.05	Guarantor’s Rights of Subrogation	24
7.06	Continuing Guaranty	24
7.07	Bankruptcy, etc.	24

SECTION 8. GENERAL		25
8.01	No Waiver	25
8.02	Right of Set-Off	25
8.03	Cost and Expenses	25
8.04	[RESERVED]	25
8.05	General Indemnity	25
8.06	Authority to Act	26
8.07	Notices	26
8.08	Consent to Jurisdiction; Waiver of Jury Trial	26
8.09	Governing Law	27
8.10	Amendments and Waivers	27
8.11	References; Headings for Convenience	27
8.12	Successors and Assigns	27
8.13	Entire Agreement	27
8.14	Severability	27
8.15	Counterparts	28
8.16	Resurrection of Borrower’s Obligations	28
8.17	Independence of Covenants	28
8.18	Subsidiary Reference	28
8.19	Treatment of Certain Information; Confidentiality	28
8.20	USA PATRIOT Act	29

- ii -

Schedules

2.03	Authorized Persons
4.05	Litigation

Exhibits

A	Form of Note
B	Form of Compliance Certificate

- iii -

LOAN AGREEMENT (COMMITTED CUSTOMER FACILITY A)

THIS LOAN AGREEMENT (COMMITTED CUSTOMER FACILITY A) (this “Agreement”) is made and entered into as of August 5, 2009, by and among RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC., a New York corporation (“Borrower”), BROADRIDGE FINANCIAL SOLUTIONS, INC., a Delaware corporation (“Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (and any Person that shall become a party hereto by assignment, “Lender”), and has reference to the following facts and circumstances:

A. Borrower has applied for a revolving credit facility from Lender in the principal amount of up to $75,000,000.00 to be used to fund daily net NSCC and DTC trading settlement transactions and to finance customer margin loans.

B. Borrower is a wholly-owned subsidiary of Guarantor and Guarantor is willing to guarantee the revolving credit facility.

C. Lender is willing to make said revolving credit facility available to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Guarantor and Lender hereby mutually covenant and agree as follows:

SECTION 1. DEFINITIONS.

1.01 Definitions. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

Act shall have the meaning ascribed thereto in Section 8.20.

Advance and Advances shall have the respective meanings ascribed thereto in Section 2.01(a).

Affiliate shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

Applicable Margin shall mean One and 75/100 Percent (1.75%).

Attorneys’ Fees shall mean the reasonable fees (and costs, charges and expenses related thereto) of the outside attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any other Transaction Document, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement and/or any other Transaction Document, (c) in connection with any Default or Event of Default under this Agreement, (d) to represent Lender in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower, Guarantor or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any other Transaction Document, and/or (e) to enforce any of the rights or remedies of Lender to collect any of Borrower’s Obligations and the Guaranteed Obligations; provided, that all such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Lender in certain matters.

Attributable Debt shall mean, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

Borrower’s Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, and indemnity obligations) of Borrower to Lender evidenced by or arising under or in respect of this Agreement, the Note, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees from time to time incurred in connection therewith.

Borrowing Base shall mean, as of any New York Banking Day, with respect to Securities pledged to Lender pursuant to the Pledge Agreement, the sum of the following:

(i) Ninety Five Percent (95%) of the opening “bid” price on such New York Banking Day of United States Treasury, other United States agency, or United States sponsored agency securities, notes, bonds and obligations; plus

(ii) Ninety Percent (90%) of the opening “bid” price on such New York Banking Day of corporate and municipal bonds and obligations (rated BBB or better by S&P or Baa2 or better by Moody’s); plus

(iii) Eighty Percent (80%) of the opening “bid” price on such New York Banking Day of NYSE, NASDAQ, American Stock Exchange and OTC stocks and other equity instruments, including mutual funds, American Depository Receipts (ADR’s) and Exchange Traded Funds (ETF’s), in each case with an opening “bid” price of at least $5.00 per share; plus

(iv) Fifty Percent (50%) of the opening “bid” price on such New York Banking Day of Unit Investment Trusts (UIT’s).

The Borrowing Base on each New York Business Day shall be determined by reference to information provided by DTC with respect to the DTC account of Borrower containing the Securities pledged in favor of Lender, absent manifest error. If DTC is unable to provide such information on any New York Banking Day, then the Borrowing Base established on the immediately preceding New York Banking Day shall remain in effect until DTC can provide such information or Borrower is otherwise able to provide accurate updated information.

Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.

Capital Expenditure shall mean any expenditure to purchase or otherwise acquire a fixed asset (other than a Capitalized Lease Obligation) which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same.

Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

Certificate shall have the meaning ascribed thereto in Section 2.20(d).

Change of Control Event shall mean each and every issue, sale, transfer or other disposition, directly or indirectly, of shares of capital stock of Borrower which, after giving effect thereto, results in Guarantor legally or beneficially owning or controlling in the aggregate less than a majority (by number of votes) of the Voting Stock of Borrower.

Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

DTC shall mean The Depository Trust Company, a New York corporation, or any Affiliate thereof that performs securities clearance and settlement services.

Environmental Law shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

Environmental Liability shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, Guarantor or any Subsidiary of Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

ERISA Group means Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code or are considered to be one employer under Section 4001 of ERISA.

Event of Default shall have the meaning ascribed thereto in Section 6.

Facility Fee shall have the meaning ascribed thereto in Section 2.08(b).

Federal Reserve Board shall mean the Board of Governors of the Federal Reserve System (or any successor Governmental Authority).

FINRA shall mean Financial Industry Regulatory Authority, Inc., a Delaware not-for-profit corporation.

FOCUS Report shall mean each Financial and Operational Combined Uniform Single Report (FOCUS) (SEC Form X-17A-5) completed by Borrower and filed with the SEC.

GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States.

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantee by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the then outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

Guaranteed Obligations shall have the meaning ascribed thereto in Section 7.01.

Guaranty shall mean the unlimited continuing Guarantee made by Guarantor in favor of Lender as set forth in Section 7 below.

Hazardous Material shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Indebtedness shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Indemnified Liabilities shall have the meaning ascribed thereto in Section 8.05.

Indemnitees shall have the meaning ascribed thereto in Section 8.05.

Information shall have the meaning ascribed thereto in Section 8.19.

Lender’s Revolving Credit Commitment shall mean the sum of Seventy Five Million Dollars ($75,000,000.00), or such lesser sum if reduced pursuant to Section 2.01(d).

Lien shall mean any interest in any Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

Material Adverse Effect shall mean (a) a material adverse effect on the consolidated Properties, business, operations, income or condition (financial or otherwise) of Guarantor and Borrower taken as a whole, (b) material impairment of the ability of Guarantor or Borrower to perform any of its material obligations under this Agreement, the Note and/or any other Transaction Document or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Note and/or any other Transaction Document.

Material Indebtedness shall mean Indebtedness (other than the Advances), or obligations in respect of one or more Swap Contracts, of Borrower, Guarantor and the Subsidiaries of Borrower in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower, Guarantor or any Subsidiary of Borrower in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower, Guarantor or such Subsidiary of Borrower would be required to pay if such Swap Contract were terminated at such time.

Moody’s means Moody’s Investor Service, Inc., a Delaware corporation, and its successors.

Multi-Employer Plan shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions.

New York Banking Day shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

Non-U.S. Lender shall have the meaning ascribed thereto in Section 2.20(a).

Note shall have the meaning ascribed thereto in Section 2.04(a).

Notice of Borrowing shall have the meaning ascribed thereto in Section 2.03.

NSCC shall mean National Securities Clearing Corporation, a New York corporation.

Other Taxes shall have the meaning ascribed thereto in Section 2.20(b).

Participant shall have the meaning ascribed thereto in Section 8.12(b).

PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan shall mean a Plan that (i) is an employee pension benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and (ii) is subject to the provisions of Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

Permitted Liens shall mean collectively, the following:

(a) Liens for taxes, assessments, charges or levies not yet due or that are being contested in good faith by appropriate proceedings and (unless the amount thereof is not material to Guarantor’s consolidated financial condition) for which adequate reserves are being maintained (in accordance with GAAP);

(b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance;

(c) deposits or pledges to secure bids, tenders, contracts (other than Swap Contracts), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of business;

(d) landlords’, carriers’, warehousemen’s, repairmen’s, mechanics’, workers’, materialmen’s or similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings;

(e) Liens securing judgments;

(f) easements, zoning restrictions, rights-of-way, minor defects or other irregularities in title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure obligations that are substantial in amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower;

(g) any Lien existing on any Property prior to the acquisition thereof by Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other Property of Borrower, and (iii) such Lien shall secure only the obligations it secures on the date of such acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(h) Liens in favor of Lender to secure Borrower’s Obligations including, but not limited to, the Liens described in the Pledge Agreement;

(i) any Lien renewing, extending or refinancing a Lien permitted by the foregoing, provided that the principal amount secured is not increased and the Lien is not extended to other Property (other than by a substitution of like Property);

(j) Liens securing obligations under Swap Contracts;

(k) any Lien on any Property of Borrower existing on the date hereof; provided that (i) such Lien shall not apply to any other Property of Borrower, and (ii) such Lien shall secure only the obligations it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(l) Liens on fixed or capital assets acquired, constructed or improved by Borrower; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other Property of Borrower;

(m) Liens of any securities intermediary arising as a matter of law on securities or other Property held by such securities intermediary;

(n) Liens on Property of Borrower created or otherwise arising in the ordinary course of its business, that are not otherwise prohibited hereunder;

(o) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Borrower in the ordinary course of business;

(p) Liens arising from any interest or title of a lessor or sublessor under any lease or sublease not prohibited by Section 5.02(d) entered into by Borrower as lessee;

(q) Liens arising from precautionary Uniform Commercial Code financing statements filed in connection with leases;

(r) Liens in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);

(s) Liens on cash earnest money deposits made in connection with letters of intent or purchase agreements;

(t) Liens arising on intellectual property in connection with the grant by the owner of such intellectual property of non-exclusive licenses in the ordinary course; and

(u) other Liens not expressly permitted by clauses (a) through (t) above; provided that the sum, without duplication, of (i) the aggregate amount of the outstanding obligations secured by Liens permitted under this clause (u), (ii) the aggregate amount of Indebtedness permitted by Section 5.02(a)(xii), and (iii) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 5.02(d) shall not at any time exceed $50,000,000.

Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Plan shall mean an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is maintained or contributed to by Guarantor or any member of the ERISA Group.

Pledge Agreement shall mean the Collateral Pledge Agreement dated as of the date hereof, executed by Borrower in favor of Lender, as the same may from time to time be amended, modified, extended, renewed or restated.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Guarantor, Borrower and each Subsidiary of Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Regulatory Capital shall mean “Net Capital” as calculated by Borrower, and set forth on line 10 of the “Computation of Net Capital” section of Part IIA of each FOCUS Report.

Regulatory Capital to Aggregate Indebtedness Ratio shall mean the ratio (expressed as a percentage) of (i) Regulatory Capital, to (ii) “Total aggregate indebtedness” as calculated by Borrower, and set forth on line 18 of the “Computation of Aggregate Indebtedness” section of Part IIA of each FOCUS Report.

Release shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing (or containing traces of) any Hazardous Material.

Responsible Officer shall mean the chief executive officer, president, chief financial officer, chief accounting officer, comptroller, treasurer or any senior vice president or executive vice president of Borrower or Guarantor.

Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending August 4, 2010, unless such period is extended pursuant to Section 2.01(e); provided, however, that the Revolving Credit Period shall end on the date the Lender’s Revolving Credit Commitment is terminated pursuant to Section 6 or terminated in full pursuant to Section 2.01(d).

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors.

Sale and Leaseback Transaction means any arrangement whereby Borrower or its Subsidiaries, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SEC shall mean the United States Securities and Exchange Commission (or any successor Governmental Authority).

Securities shall have the meaning ascribed thereto in Section 2.01 of the Pledge Agreement.

SIPC shall mean the Securities Investor Protection Corporation.

Statutory Reserve Rate shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Subsidiary shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors, managers or other persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Guarantor, Borrower or any Subsidiary thereof, as the context requires.

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value shall mean, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include Lender or any Affiliate of Lender).

Taxes shall have the meaning ascribed thereto in Section 2.20(a).

Transaction Documents shall mean this Agreement, the Note, the Pledge Agreement, and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to Lender with respect to or in connection with or pursuant to this Agreement, any Advances made hereunder, any of Borrower’s Obligations and/or any guarantee of any of Borrower’s Obligations, and executed by or on behalf of Borrower and/or Guarantor, each as the same may from time to time be amended, modified, extended, renewed or restated.

Voting Stock shall mean, with respect to any corporation or other entity, any shares of stock or other equity interests of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

1.02 [RESERVED].

1.03 Accounting Terms and Determinations. Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by Borrower and by Lender) with the most recent audited financial statements of Guarantor and Borrower delivered to Lender.

SECTION 2. REVOLVING CREDIT ADVANCES.

2.01 Revolving Credit Commitment.

(a) Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, Lender agrees to make such loan advances to Borrower (each, an “Advance”; and collectively, the “Advances”) as Borrower may from time to time request pursuant to Section 2.03. Each Advance shall be for an aggregate principal amount of at least $100,000 or any larger multiple of $25,000. The aggregate principal amount of Advances which Lender shall be required to have outstanding under this Agreement as of any date shall not exceed the lesser of (i) Lender’s Revolving Credit Commitment as of such date, or (ii) the Borrowing Base in effect on such date. Within the foregoing limits, Borrower may borrow under this Section 2.01(a), prepay under Section 2.10 and reborrow at any time during the Revolving Credit Period under this Section 2.01(a). All Advances not prepaid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to Lender with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.

(b) If the total outstanding Advances on any date are greater than the Borrowing Base as in effect on such date, Borrower shall be required (upon notice by Lender) to repay the Advances and/or deliver additional Securities to Lender on the next Business Day, in an amount sufficient to reduce the amount of the total outstanding Advances to an amount equal to or less than the amount of the Borrowing Base.

(c) If the amount of Lender’s Revolving Credit Commitment on any date is less than the Advances outstanding on such date, whether as a result of Borrower’s election to decrease the amount of Lender’s Revolving Credit Commitment pursuant to Section 2.01(d) or otherwise, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to promptly repay the Advances in an amount sufficient to reduce the amount of the Advances outstanding to an amount equal to or less than the amount of Lender’s Revolving Credit Commitment.

(d) Borrower may, upon three (3) New York Banking Days’ prior written notice to Lender, terminate entirely at any time, or reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple of $250,000 the unused portions of Lender’s Revolving Credit Commitment; provided, however, that any such termination or reduction shall be permanent and Borrower shall have no right to thereafter reinstate or increase, as the case may be, Lender’s Revolving Credit Commitment.

(e) The Revolving Credit Period may, at the written request of Borrower not less than sixty (60) days before the last day of the then current Revolving Credit Period, be extended for an additional 364 day period from the last day of the then current Revolving Credit Period; provided that the failure of Lender to respond to such a request and extend the then current Revolving Credit Period for such additional 364 day period by not less than thirty (30) days before the last day of the then current Revolving Credit Period shall be conclusively deemed an election by Lender not to extend the Revolving Credit Period; provided further any date to which the then current Revolving Credit Period has been extended may be extended in a like manner. At the time of any such extension, Lender reserves the right to renegotiate terms and conditions of this Agreement and the other Transaction Documents as a condition to granting any such extension.

2.02 [RESERVED].

2.03 Method of Borrowing.

(a) Borrower shall give Lender oral or written notice (a “Notice of Borrowing”) by 4:30 p.m. (New York time) (if not by telecopy or other writing, to be confirmed by telecopy or other writing not later than 5:00 p.m. (New York time) on the same day) on the New York Banking Day of each Advance to be made to Borrower, specifying: (i) the date of such Advance, which shall be a New York Banking Day during the Revolving Credit Period; and (ii) the aggregate principal amount of such Advance.

(b) A Notice of Borrowing shall not be revocable by Borrower.

(c) Subject to the terms and conditions of this Agreement, provided that Lender has received the Notice of Borrowing, Lender shall (unless Lender determines that any applicable condition specified in Section 3 has not been satisfied) make the applicable Advance to Borrower by crediting the amount of such Advance to a demand deposit account of Borrower specified by Borrower not later than 6:00 p.m. (New York time) on the New York Banking Day specified in said Notice of Borrowing.

(d) If Lender makes a new Advance under this Agreement on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Advance, Lender shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Lender to Borrower as provided in Section 2.03(c), or remitted by Borrower to Lender as provided in Section 2.11, as the case may be.

(e) Borrower hereby irrevocably authorizes Lender to rely on telephonic, telegraphic, telecopy, telex or written instructions of any individual identifying himself or herself as one of the individuals listed on Schedule 2.03 attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the board of directors of Borrower and certified by the Secretary of Borrower and delivered to Lender) with respect to any request to make a Advance or a repayment under this Agreement, and on any signature which Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine.

2.04 Note.

(a) All Advances of Lender to Borrower shall be evidenced by the Revolving Credit Note (Committed Customer Facility A) of Borrower payable to the order of Lender in the principal amount equal to the maximum amount of Lender’s Revolving Credit Commitment, which Revolving Credit Note (Committed Customer Facility A) shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified, extended, renewed or restated, the “Note”).

(b) Lender shall record in its books and records the date, amount and type of each Advance made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Advance made by Lender to Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

2.05 [RESERVED].

2.06 Interest Rates.

So long as no Event of Default under Section 6.01 or 6.02 below has occurred and is continuing, each Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at an annual rate equal to the Applicable Margin plus the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page (or any successor thereto) at approximately 11:00 a.m., London time, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for the Statutory Reserve Rate and any subsequent costs arising from a change in government regulation, as described in Section 2.15 below, such rate rounded up to the nearest one-sixteenth percent. The amount of interest accrued on the Note in each calendar month shall be payable on the third Business Day of the next calendar month and also on the last day of the Revolving Credit Period. If any principal of or interest on any Advance or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to Two Percent (2%) plus the rate otherwise applicable to such Advance as provided in this Section 2.06. Interest shall be payable monthly in arrears on the third Business Day of each calendar month, commencing on the first such date after such Advance is made, and on the last day of the Revolving Credit Period (whether by reason of acceleration or otherwise). If on any New York Banking Day, Lender determines that adequate and reasonable means do not exist for ascertaining the one-month LIBOR rate, then until such circumstance no longer exists, the most recently determined one-month LIBOR rate shall remain in effect. Lender shall determine each interest rate applicable to the Advances under this Agreement and its determination thereof shall be conclusive in the absence of manifest error.

2.07 Computation of Interest. Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed (including the first day, but excluding the last day).

2.08 Fees.

(a) Borrower shall pay to Lender a nonrefundable upfront fee, in the amount of $37,500.00, due and payable contemporaneously with the execution of this Agreement.

(b) From and including the date of this Agreement to but excluding the last day of the Revolving Credit Period, Borrower shall pay a nonrefundable facility fee on Lender’s Revolving Credit Commitment (determined by multiplying the amount of Lender’s Revolving Credit Commitment by 0.20%) (the “Facility Fee”). The Facility Fee shall be (i) payable quarterly in arrears on the last day of each March, June, September and December during the Revolving Credit Period commencing September 30, 2009, and on the last day of the Revolving Credit Period and (ii) calculated on an actual day, 360-day year basis (including the first day, but excluding the last day).

2.09 [RESERVED].

2.10 Prepayments.

(a) Borrower may, upon notice to Lender specifying that it is paying any Advance, pay without penalty or premium any such Advances in whole at any time or in part from time to time, by paying the principal amount to be paid.

(b) A notice of prepayment from Borrower may not be revoked by Borrower.

2.11 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Advances and of fees and all other amounts payable by Borrower under this Agreement, not later than 3:00 p.m. (New York time) on the date when due and payable or otherwise being prepaid, in Federal or other funds immediately available in New York, to Lender at its address referred to in Section 8.07. All payments received by Lender after 4:00 p.m. (New York time) shall be deemed to have been received by Lender on the next succeeding New York Banking Day. Whenever any payment of principal of, or interest on, the Advances or of fees shall be due on a day which is not a New York Banking Day, the date for payment thereof shall be extended to the next succeeding New York Banking Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

2.12 [RESERVED].

2.13 [RESERVED].

2.14 [RESERVED].

2.15 Increased Cost and Capital Adequacy.

(a) If after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof or the enactment of any law or regulation shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against Lender’s Revolving Credit Commitment or any Advances, or (ii) impose on Lender any other condition regarding this Agreement, Lender’s Revolving Credit Commitment or any Advances and the result of any event referred to in clause (i) or (ii) shall be to increase the cost (other than any increase attributable to Taxes) to Lender of maintaining Lender’s Revolving Credit Commitment (which increase in cost shall be calculated in accordance with Lender’s reasonable averaging and attribution methods) by an amount which Lender deems to be material, then, upon demand by Lender, Borrower shall pay to such Lender, not later than the fifteenth (15th) day following Borrower’s receipt of a certificate complying with the requirements of Section 2.15(c), an amount equal to such increase in cost actually incurred by Lender.

(b) If, after the date hereof, Lender shall have determined in good faith that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on Lender’s capital in respect of its obligations under this Agreement to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time Borrower shall pay to Lender, not later than the fifteenth (15th) day following Borrower’s receipt of a certificate complying with the requirements of Section 2.15(c), such additional amount or amounts as will compensate Lender for such reduction actually suffered by Lender. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

(c) Lender shall notify Borrower of any event occurring after the date hereof entitling such Lender to compensation under this Section 2.15 as promptly as practicable, but in any event within forty five (45) days, after Lender obtains actual knowledge thereof; provided that if Lender fails to give such notice within forty five (45) days after it obtains actual knowledge of such an event, Lender shall, with respect to compensation payable pursuant to this Section 2.15 in respect of such event, only be entitled to payment under this Section 2.15 for costs incurred, or a reduction in return, from and after the date forty five (45) days prior to the date that such Lender does give such notice. When demanding payment pursuant to this Section 2.15, Lender shall provide to Borrower a certificate, signed by an officer of Lender, setting forth in reasonable detail the basis for such demand, the amount required to be paid by Borrower to Lender, the computations made by Lender to determine such amount and satisfaction of the conditions set forth in the next sentence. Anything to the contrary herein notwithstanding, Lender shall not have the right to demand any payment or compensation under this Section 2.15 (i) with respect to any period more than one hundred eighty (180) days prior to the date it has made a demand pursuant to this Section 2.15, (ii) to the extent that Lender determines in good faith that the interest rate or margin on the relevant Advances appropriately accounts for any increased cost or reduced rate of return, and (iii) unless demand thereunder is made in accordance with the general policy or practice of Lender being applied in good faith to all borrowers in similar circumstances under comparable provisions of other credit agreements. In the absence of manifest error, the certificate referred to above shall be conclusive as to the amount so required to be paid.

2.16 [RESERVED].

2.17 [RESERVED].

2.18 Survival of Indemnities. All indemnities and all provisions relating to reimbursement to Lender of amounts sufficient to protect the yield to Lender with respect to the Loans under Section 2.15 hereof, shall survive the payment of the Note and the other Borrower’s Obligations and the termination of this Agreement.

2.19 Discretion of Lender as to Manner of Funding and Obligation of Mitigation.

(a) Notwithstanding any provision contained in this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the Advances in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each Advance through the purchase of deposits having a maturity corresponding to the maturity of the applicable period relating to the applicable Advance.

(b) If Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.20, then Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.20, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

2.20 Taxes.

(a) Any and all payments by Borrower to or for the account of Lender under or in respect of this Agreement, the Note and/or any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and interest and penalties with respect thereto, excluding, (i) in the case of Lender, taxes (including interest and penalties related thereto) imposed on it as a result of a current or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) in the case of Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”), any U.S. federal withholding tax that is imposed on amounts payable to Non-U.S. Lender under a law in effect at the time Non-U.S. Lender becomes a party to this Agreement, except to the extent that the indemnity payments or additional amounts Lender would be entitled to receive do not exceed the indemnity payment or additional amounts that the person making the assignment to Lender would have been entitled to receive in the absence of such assignment, (iii) in the case of a Non-U.S. Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on amounts payable to Non-U.S. Lender under a law in effect at the time of such change in lending office, except to the extent that Non-U.S. Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from Borrower with respect to such withholding tax and (iv) any tax to the extent attributable to Lender’s failure to comply with Section 2.20(d) or (e) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by Borrower to Lender under or in respect of this Agreement, the Note and/or any other Transaction Document, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) Lender receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall furnish to Lender, at its address referred to in Section 8.07, the original or a certified copy of a receipt evidencing payment thereof (or other evidence acceptable to Lender, acting reasonably).

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under or in respect of this Agreement, the Note and/or any other Transaction Document or from the execution or delivery of the Note and/or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(b) Borrower agrees to indemnify Lender for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.20), paid by Lender on or with respect to any payment under or in respect of this Agreement, the Note and/or any other Transaction Document and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, other than any interest, penalties or expenses caused by Lender’s gross negligence or willful misconduct. This indemnification shall be made within fifteen (15) days from the date Lender makes demand therefor, accompanied by a certificate of Lender setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

(d) A Non-U.S. Lender shall, to the extent it is legally able to do so, deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement, two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, Internal Revenue Service Form W-8BEN (together with a certificate representing that Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower, is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code) and that no payments in connection with the Credit Documents are effectively connected with Non-U.S. Lender’s conduct of a U.S. trade or business (a “Certificate”)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by Non-U.S. Lender, claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by Borrower or (z) in the case of a Non-U.S. Lender that is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a Certificate, Form W-9 and/or other certification documents from each beneficial owner, as applicable. A Non-U.S. Lender shall, to the extent it is legally able to do so, deliver to Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower and upon reasonable request of Borrower.

(e) A Lender that is organized under the laws of the United States of America or a state thereof shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower), two (2) duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

(f) If Lender determines, in its good-faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall timely pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower), net of all reasonable out-of-pocket expenses of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties and interest) to Lender in the event that Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.

(g) The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Note and the other Borrower’s Obligations.

SECTION 3. PRECONDITIONS TO LOAN ADVANCES.

3.01 Initial Loan Advance. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make the initial Advance under this Agreement under this Agreement unless Lender shall have first received:

(a) this Agreement, duly executed by Borrower and Guarantor;

(b) the Note, the Pledge Agreement, Article 9 Certificate, and Certificate (Regulation T/U), duly executed by Borrower;

(c) a Uniform Commercial Code Financing Statement in a form acceptable for filing with the New York Department of State;

(d) the following organizational information of Borrower: (i) a copy of the resolutions adopted by the board of directors of Borrower, authorizing the execution, delivery and performance of the Transaction Documents (certified by its Secretary as being a true and correct copy thereof); (ii) copies of the Certificate of Incorporation (certified by the New York Department of State as being a true and correct copy thereof) and the Bylaws of Borrower (certified by its Secretary as being true and correct copy thereof); (iii) a certificate signed by the Secretary of Borrower as to the incumbency and signature of the person or persons authorized to execute and deliver the Transaction Documents and all other documents referred to in this Agreement and make requests for advances hereunder; and (iv) a certificate of good standing issued by the New York Secretary of State;

(e) the following organizational information of Guarantor: (i) a copy of the resolutions adopted by the board of directors of Guarantor, authorizing the execution, delivery and performance of this Agreement (certified by its Secretary as being a true and correct copy thereof); (ii) copies of the Certificate of Incorporation (certified by the Delaware Department of State as being a true and correct copy thereof) and the Bylaws of Guarantor (certified by its Secretary as being a true and correct copy thereof); (iii) a certificate signed by the Secretary of Guarantor as to the incumbency and signature of the person or persons authorized to execute and deliver this Agreement; and (iv) certificates of good standing for Guarantor issued by the Delaware Department of State and the New York Department of State;

(f) an opinion of counsel of Cahill Gordon & Reindel LLP, outside counsel to Borrower and Guarantor, in form and substance satisfactory to Lender and Lender’s counsel;

(g) copies of all financial statements completed prior to the date hereof and other Exhibits and Schedules required by this Agreement and the other Transaction Documents; and

(h) such other customary agreements, documents, instruments and certificates as Lender may reasonably request, to the extent required hereunder or pursuant to the Pledge Agreement.

Any one or more of the conditions set forth above which have not been satisfied by Borrower on or prior to the date of disbursement of the initial Advance under this Agreement shall not be deemed permanently waived by Lender unless Lender shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Advance under this Agreement and failure to Borrower to comply with any such condition within five (5) Business Day’s written notice from Lender to Borrower shall constitute an Event of Default.

3.02 All Advances. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make any Advance under this Agreement unless:

(a) Lender shall have received a Notice of Borrowing for such Advance as required by Section 2.03;

(b) if requested, Lender shall have received a summary of the pledged Securities in form and substance satisfactory to Lender, which shall identify the pledged Securities, include the values of such pledged Securities (as initially determined by Borrower), and be sufficient to enable Lender to objectively determine the identity of the pledged Securities;

(c) both immediately before and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and

(d) all of the representations and warranties made by Borrower or Guarantor in Section 4 shall be true and correct in all material respects, except to the extent that any representation or warranty speaks as of a date certain, on and as of the date of such Advance as if made on and as of the date of such Advance (and for purposes of this Section 3.02(d), the representations and warranties made by Borrower and Guarantor in Section 4.07(a) shall be deemed to refer to the most recent financial statements of Borrower and Guarantor delivered to Lender pursuant to Section 5.01(a)).

Each request for a Advance by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower and Guarantor on the date of such Advance as to the facts specified in clauses (c) and (d) of this Section 3.02.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Borrower and Guarantor each hereby represents and warrants to Lender that:

4.01 Good Standing and Power. Each of Borrower and Guarantor is a corporation, duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation, and each has the corporate power to own its Property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the Properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified, or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.02 Corporate Authority. Borrower and Guarantor each have full corporate power and authority to execute, deliver and perform, and to incur its obligations under, each of the Transaction Documents to which it is a party, all of which have been duly authorized by all necessary corporate and stockholder action.

4.03 Authorizations. All material authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from any Governmental Authority which are necessary for the execution, delivery and performance by it of, and the incurrence and performance of each of its obligations under, each of the Transaction Documents, and the exercise by Lender of its remedies under each of the Transaction Documents have been effected or obtained and are in full force and effect.

4.04 Binding Obligation. This Agreement constitutes the valid and legally binding obligation of Borrower and Guarantor, and in the case of Borrower, if and when issued in accordance with the terms hereof, the Note will constitute its valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.05 Litigation. Except as described in Schedule 4.05 hereto, there are no proceedings or investigations now pending or, to the knowledge of Borrower or Guarantor, threatened against or involving it or any of their respective Subsidiaries before any court or arbitrator or before or by any Governmental Authority in which there is a reasonable likelihood of an adverse determination and which, individually or in the aggregate, if determined adversely to their interests or those of their respective Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

4.06 No Conflicts. There is no statute, regulation, rule, order or judgment, and no provision of any agreement or instrument binding upon Borrower, Guarantor, or their respective Subsidiaries, or affecting their respective Properties, and no provision of their respective certificates of incorporation or by-laws that would (a) prohibit, result in a breach or default under or in any way impair the execution, delivery, or performance of the terms of, or incurrence of any of its obligations under, any Transaction Document, or (b) result in or require the creation or imposition of any Lien on any of their Properties or those of any of their respective Subsidiaries as a consequence of the execution, delivery and performance of any Transaction Document, except, in the case of clause (b), Permitted Liens.

4.07 Financial Condition.

(a) The consolidated balance sheet of Guarantor and the balance sheet of Borrower, in each case, as of June 30, 2008, together with the consolidated statements of income, retained earnings, paid-in capital and surplus and cash flows of Guarantor and the statements of income, retained earnings, paid-in capital and surplus and cash flows of Borrower for the fiscal year then ended, in each case, certified by Deloitte & Touche LLP, and the consolidated balance sheet of Guarantor, and the balance sheet of Borrower as set forth in its monthly FOCUS Report, in each case, for the period ending on March 31, 2009, together with the consolidated statements of income and cash flows of Guarantor and the statements of income and cash flows of Borrower as set forth in its quarterly FOCUS Report, in each case, for the three months then ended, heretofore delivered Lender, fairly present, in all material respects, the consolidated financial condition of Guarantor and the financial condition of Borrower, as the case may be, and the consolidated results of operations of Guarantor and the results of operations of Borrower and the consolidated transactions in the surplus accounts of Guarantor and the transactions in the surplus accounts of Borrower, in each case, as of the dates and for the periods referred to and have been prepared in accordance with GAAP.

(b) There has been no material adverse change in the business, properties, financial condition or operations of Guarantor, Borrower and their Subsidiaries taken as a whole since the date of the balance sheet dated June 30, 2008 referred to in Section 4.07(a).

4.08 Regulations U, T and X. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of Regulations U, T or X of the Federal Reserve Board, as amended.

4.09 Compliance with ERISA. Each member of the ERISA Group is in compliance with the applicable provisions of ERISA and the Code with respect to each Plan, except for any failure so to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (a) an accumulated funding deficiency under Section 412 of the Code in respect of any Pension Plan, whether or not waived, (b) failed to make any contribution or payment to any Pension Plan, or made any amendment to any Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, all of which have been paid, or (d) engaged in a transaction with respect to a Plan, which (assuming the taxable period of such transaction, within the meaning of Section 4975(f)(2) of the Code, to have expired as of the date hereof) has resulted or could reasonably be expected to result in such member being subject to a material tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

4.10 Investment Company Act of 1940; etc.. Neither Borrower nor Guarantor are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is: (i) a securities broker-dealer registered with the SEC; (ii) a FINRA member in good standing, and is a member in good standing of the New York Stock Exchange and all other national securities exchanges of which it is a member; and (iii) a SIPC Member and is not in arrears with respect to any assessment made upon it by SIPC.

4.11 Environmental Protection. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Guarantor, Borrower or any of their respective Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

4.12 Disclosure. Taken together, the reports, financial statements, certificates or other information (excluding any projections and other forward-looking information and information of a general economic or industry nature) furnished by or on behalf of Borrower or Guarantor to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented from time to time by other information so furnished) did not contain, at the time when furnished, any material misstatement of fact or omitted, at the time when furnished, or fail to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections and other forward looking information contained in any of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower or Guarantor to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented from time to time by other information so furnished) have been prepared by Borrower and Guarantor in good faith based upon assumptions that were reasonable at the time made and at the time such projections and other information were furnished.

4.13 Survival All representations and warranties made by Guarantor and Borrower in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, (a) shall be considered to have been relied upon by Lender and shall survive the making of the Advances regardless of any investigation made by, or on behalf of, Lender, and (b) shall continue in full force and effect until the termination of Lender’s Revolving Credit Commitment and the payment in full of the Advances and the other obligations of Guarantor and Borrower under the Transaction Documents.

SECTION 5. COVENANTS.

5.01 Affirmative Covenants of Borrower and Guarantor. Borrower and Guarantor each covenants and agrees that, so long as Lender has any obligation to make any Advance under this Agreement or any of Borrower’s Obligations remain unpaid:

(a) Financial Statements; Compliance Certificates. Borrower and Guarantor will furnish, or cause to be furnished, to Lender:

(i) as soon as available, but in no event more than ten (10) days after the filing of same, copies of all monthly FOCUS Reports;

(ii) as soon as available, but in no event more than sixty (60) days following the end of each of the first three (3) quarters of each fiscal year, (A) copies of Guarantor’s Quarterly Report on Form 10-Q being filed with the SEC, which shall include a consolidated balance sheet and consolidated income statement of Guarantor and its Subsidiaries for such quarter, and (B) copies of Borrower’s quarterly FOCUS Reports;

(iii) as soon as available, but in no event more than ninety (90) days following the end of each fiscal year, a copy of Guarantor’s Annual Report on Form 10-K being filed with the SEC, which shall include the consolidated financial statements of Guarantor and its Subsidiaries, together with a report thereon by Deloitte & Touche LLP (or other independent certified public accountants reasonably satisfactory to Lender), for such year;

(iv) together with each report delivered pursuant to Sections 5.01(a)(i), 5.01(a)(ii) and 5.01(a)(iii), a certificate of Borrower, signed by a Responsible Officer, in substantially the Form of Exhibit B, stating whether, as of the last date of the financial statements included in such report, any event or circumstance existed which constituted a Default or an Event of Default (and, if so, detailing the facts with respect thereto) and whether Borrower was in compliance with the covenants set forth in Section 5.03;

(v) promptly upon the filing by Borrower or Guarantor with the SEC or any national securities exchange of any registration statement (other than a registration statement on Form S-8 or an equivalent form) or regular periodic report (other than the reports referred to in Sections 5.01(a)(ii) and 5.01(a)(iii)), notification of such filing;

(vi) promptly upon the mailing thereof to the shareholders of Guarantor generally copies of all financial statements, reports and proxy statements so mailed;

(vii) within five (5) New York Banking Days of any Responsible Officer of Borrower or Guarantor obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of Borrower or Guarantor stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto; and

(viii) such additional information, reports or statements, regarding the business, financial condition or results of operations of Guarantor, Borrower and their respective Subsidiaries, as Lender from time to time may reasonably request, provided, however, that Borrower shall not be obligated to furnish to Lender any information hereunder that Borrower or Guarantor determines in good faith to be restricted from disclosure under applicable law or to constitute confidential and competitively sensitive or privileged information.

Reports required to be delivered pursuant to subsections (i), (ii), (iii), (v) and (vi) of this Section 5.01(a) shall be deemed to have been delivered on the date on which they are posted on Guarantor’s website on the Internet at www.broadridge.com or when such report is posted on the SEC’s website at www.sec.gov. Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower, Guarantor or any of their respective Subsidiaries to any Governmental Authority having jurisdiction over Lender, pursuant to any request therefor.

(b) Corporate Existence. Except as permitted by Section 5.02(c), Borrower and Guarantor will maintain, and cause each of their respective Subsidiaries to maintain, its corporate existence in good standing and qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) Authorizations. Borrower and Guarantor will obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities required for the validity or enforceability of the Transaction Documents.

(d) Conduct of Business. Borrower and Guarantor will (i) preserve, renew and keep in full force and effect, and cause each of their respective Subsidiaries to preserve, renew and keep in full force and effect, all its franchises and licenses necessary or desirable in the normal conduct of its business and the loss of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (ii) comply, and cause each of their respective Subsidiaries to comply, with all applicable laws, orders, rules and regulations of all Governmental Authorities the failure with which so to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Taxes Borrower and Guarantor will pay and discharge, and cause each of their respective Subsidiaries to pay and discharge, all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, except to the extent that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by it or such Subsidiary, as the case may be, and the amount thereof is not material to Guarantor’s consolidated financial condition, adequate reserves are maintained (in accordance with GAAP) by Guarantor, Borrower or such Subsidiary, as the case may be, with respect thereto, or (ii) any failure to pay and discharge such taxes, assessments and governmental charges would not reasonably be expected to have a Material Adverse Effect.

(f) Insurance. Borrower, Guarantor and each Subsidiary of Borrower will maintain insurance with reputable insurance companies against such risks, of such types (including general liability, larceny, embezzlement or other criminal misappropriation insurance), on such properties and in such amounts as is customarily maintained by similar businesses similarly situated (it being understood that Guarantor, Borrower and each Subsidiary of Borrower may self-insure against such risks and to such extent as is customary for similar businesses similarly situated).

(g) Inspection. Borrower and Guarantor will permit Lender to have one or more of its officers and employees, or any other Person designated by Lender, to the extent reasonably requested by Lender at mutually agreeable times and upon reasonable prior notice (no more than once per fiscal year unless an Event of Default has occurred and is continuing) for the sole purpose of monitoring compliance with Guarantor’s and Borrower’s obligations hereunder, to discuss the business and affairs of Guarantor, Borrower and their respective Subsidiaries with officers of Borrower or Guarantor; provided that nothing herein shall require Guarantor, Borrower or any of their respective Subsidiaries to provide to any Person information that Borrower or Guarantor determines in good faith to be restricted from disclosure under applicable law or to constitute confidential and competitively sensitive or privileged information.

(h) Maintenance of Property. Borrower and Guarantor will maintain, keep and preserve and cause each of their respective Subsidiaries to maintain, keep and preserve all of its Properties material to the conduct of its business in good repair, working order and condition (normal wear and tear excepted) and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto, except to the extent that any failure so to maintain, keep and preserve such properties, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02 Negative Covenants of Borrower and Guarantor. Borrower and Guarantor each covenants and agrees that, so long as Lender has any obligation to make any Advance under this Agreement or any of Borrower’s Obligations remain unpaid, unless the prior written consent of Lender is obtained:

(a) Limitation on Indebtedness. Borrower will not, and it will not cause or permit any of Borrower’s Subsidiaries to, incur or be obligated on any Indebtedness, either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

(i) Borrower’s Obligations;

(ii) other Indebtedness existing as of the date of this Agreement as reflected in Borrower’s financial statements, and any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date;

(iii) purchase money Indebtedness incurred solely to finance Capital Expenditures, and Capitalized Lease Obligations, collectively, in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding for Borrower and all of its Subsidiaries on a combined basis;

(iv) Indebtedness of Persons existing at the time they become Subsidiaries of Borrower; provided that such Indebtedness is not incurred or issued, as applicable, in contemplation of or in connection with such Person becoming a Subsidiary of Borrower (and any related Guaranties);

(v) Indebtedness of any Subsidiary of Borrower to Borrower, Guarantor or any other Subsidiary of Borrower and of Borrower to Guarantor;

(vi) Indebtedness deemed to arise from the payment of insurance premiums on an installment basis in the ordinary course of business;

(vii) Indebtedness incurred in connection with Swap Contracts entered into for non-speculative purposes;

(viii) Indebtedness under any overdraft facilities entered into in the ordinary course of business;

(ix) Indebtedness in respect of workers’ compensation claims, and bid, performance or surety bonds;

(x) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course;

(xi) Indebtedness incurred by Borrower in the ordinary course of its business; and

(xii) other Indebtedness not expressly permitted by clauses (i) through (xii) above (and any related Guarantees); provided that the sum, without duplication, of (1) the aggregate principal amount of outstanding obligations secured by Liens permitted under clause (u) of the definition of “Permitted Liens”, (2) the aggregate amount of Indebtedness permitted under this clause (xii) and (3) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 5.02(d) shall not at any time exceed $50,000,000.

(b) Limitation on Liens. Borrower will not create, incur or assume, or suffer to be incurred or to exist, any Lien (other than Permitted Liens) on any of its Property, whether now owned or hereafter acquired.

(c) Mergers, Consolidations and Sales of Assets (i) Borrower and Guarantor will not, and will not permit any Subsidiary of Borrower to, (1) merge into or consolidate with any other Person, (2) permit any other Person to merge into or consolidate with it, (3) liquidate or dissolve, or (4) sell, transfer, lease or otherwise dispose of, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets representing all or substantially all of the assets of Borrower, Guarantor and Borrower’s Subsidiaries (whether now owned or hereafter acquired), taken as a whole, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Person may merge into Borrower or Guarantor in a transaction in which Borrower or Guarantor is the surviving Person, (B) any Subsidiary of Borrower may merge with or consolidate into any Person (or permit any other Person to merge with or consolidate into it) in a transaction in which the surviving entity is a Subsidiary of Borrower, (C) any Subsidiary of Borrower may sell, transfer, lease or otherwise dispose of its assets to Borrower, Guarantor or to another Subsidiary of Borrower and (D) any Subsidiary of Borrower may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lender.

(d) Sale and Leaseback Transactions. Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any Sale and Leaseback Transaction except: (i) Sale and Leaseback Transactions to which Borrower or any of its Subsidiaries is a party as of the date hereof; and (ii) other Sale and Leaseback Transactions not expressly permitted by clause (a) above; provided that the sum, without duplication, of (1) the aggregate principal amount of outstanding obligations secured by Liens permitted under clause (u) of the definition of “Permitted Liens,” (2) the aggregate principal amount of Indebtedness of Borrower’s Subsidiaries permitted by Section 5.02(a)(xii) and (3) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by this Section shall not at any time exceed $50,000,000.

(e) [RESERVED].

(f) Transactions with Affiliates. Borrower will not, and it will not cause or permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of material Property with, or the rendering of any service by or for, any Affiliate), except (i) in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate, (ii) transactions between or among Guarantor, Borrower and Borrower’s Subsidiaries, or between or among Borrower’s Subsidiaries, in each case not involving any other Affiliate, (iii) the making of grants or payments pursuant to and in accordance with equity award, bonus or incentive plans or other benefit plans for management, directors or employees of Borrower and its Subsidiaries, and (iv) employment agreements, officer and director indemnification agreements, confidentiality agreements, non-compete agreements and similar arrangements entered into by Borrower or any of its Subsidiaries with its officers, directors and employees.

(g) [RESERVED].

(h) [RESERVED].

(i) [RESERVED].

5.03 Financial Covenants of Borrower. Until the termination of Lender’s Revolving Credit Commitment and the payment in full of all Advances and other obligations of Guarantor and Borrower under the Transaction Documents:

(a) Minimum Regulatory Capital. Borrower will not permit its Regulatory Capital as of the date of each monthly FOCUS Report to be less than $175,000,000.

(b) Minimum Regulatory Capital to Aggregate Indebtedness Ratio. Borrower will not permit its Regulatory Capital to Aggregate Indebtedness Ratio as of the date of each monthly FOCUS Report to be less than 10%.

5.04 Use of Proceeds. Borrower covenants and agrees that : (a) the proceeds each Advance will be used by Borrower to either fund daily net NSCC and DTC trading settlement transactions or to finance customer margin loans; (b) no part of the proceeds of any Advance will be used by Borrower in violation of any applicable law, rule or regulation; and (c) no part of the proceeds of any Advance will be used by Borrower, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose, except to the extent that Borrower is permitted to do so under the regulations of the Federal Reserve Board, including, without limitation, Regulation T, Regulation U, and Regulation X, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the regulations of Federal Reserve Board, including, without limitation, Regulation T, Regulation U, and Regulation X.

SECTION 6. EVENTS OF DEFAULT.

If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

6.01 Borrower or Guarantor shall fail to pay the principal amount of any of Borrower’s Obligations as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise; or

6.02 Borrower or Guarantor shall fail to pay any interest, fee or any other amount payable hereunder (other than an amount referred to in Section 6.01) within five (5) Business Days after the same shall become due and payable; or

6.03 Borrower or Guarantor shall fail to perform or observe any term, covenant or provision contained in Section 5.02 or Section 5.03 above; or

6.04 Borrower or Guarantor shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01, 6.02 or 6.03 above) and any such failure shall remain unremedied for thirty (30) days after written notice of default is given to Borrower or Guarantor by Lender; or

6.05 Any representation or warranty made by Borrower and/or Guarantor in this Agreement or in any other Transaction Document or any statement or representation made in any certificate, report or opinion delivered by or on behalf of Borrower or Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when so made or deemed made; or

6.06 (a) Borrower, Guarantor or any Subsidiary of Borrower shall default in the payment (whether of principal or interest and regardless of amount) of any Material Indebtedness when and as the same shall become due and payable after giving effect to any applicable grace periods; (b) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

6.07 An involuntary case or other proceeding shall be commenced against Borrower, Guarantor or any Subsidiary of Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, reorganization or similar law or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of more than sixty (60) days; or

6.08 Borrower, Guarantor or any Subsidiary of Borrower shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or any of them shall consent to the entry of a decree or order for relief in respect of Borrower, Guarantor or any Subsidiary of Borrower in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or any of them shall file a petition or answer or consent seeking reorganization or relief under any applicable law, or any of them shall consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Borrower, Guarantor or any Subsidiary of Borrower or any substantial part of their respective Property, or any of them shall make an assignment for the benefit of creditors, or any of them shall admit in writing its inability to pay its debts generally as they become due, or Borrower, Guarantor or any Subsidiary of Borrower shall take corporate or company action in furtherance of any such action; or

6.09 One or more judgments against Borrower, Guarantor or any Subsidiary of Borrower or attachments against its Property, which in the aggregate exceed $5,000,000, provided that such amount shall be calculated after deducting therefrom any amount of such judgment that is covered by a valid and binding policy of insurance from a third party insurer that is rated at least “A–” by A.M. Best Company, which insurer has been notified of such judgment and has not disputed the claim made for payment), remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of more than thirty (30) consecutive days;

6.10 Notice of intent to terminate a Pension Plan under Section 4041(d) of ERISA shall have been filed with any affected party (as defined in Section 4001 of ERISA), or notice of an application by the PBGC to institute proceedings to terminate a Pension Plan pursuant to Section 4042 of ERISA shall have been received by Borrower or Guarantor, in each case only if the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) as of the date such notice is filed or received exceeds $25,000,000; Borrower, Guarantor or any member of the ERISA Group incurs liability under Sections 4062(e), 4063 or 4064 of ERISA in respect of a Pension Plan in an amount in excess of $25,000,000; or Borrower, Guarantor or any member of the ERISA Group fails to make a payment to a Pension Plan which would give rise to a Lien in favor of such Pension Plan under Section 302(f) of ERISA in an amount in excess of $25,000,000; or

6.11 The occurrence of any Change of Control Event;

THEN, and in each such event (other than an event described in Sections 6.07 or 6.08), Lender may declare that its obligation to make Advances under this Agreement has terminated, whereupon such obligation of Lender shall be immediately and forthwith terminated, and Lender may further declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Note and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and Guarantor, and Lender may exercise any and all other rights and remedies which it may have under any other Transaction Document or at law or in equity; provided, however, that upon the occurrence of any event described in Sections 6.07 or 6.08, Lender’s obligation to make Advances under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Note and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and Guarantor, and Lender may exercise any and all other rights and remedies which it may have under any other Transaction Document or at law or in equity. For purposes of this Agreement and the other Transaction Documents, an Event of Default shall deemed to be continuing until it is waived in writing by Lender as required by Section 8.10 below.

SECTION 7. GUARANTY

7.01 Guaranty. Guarantor hereby irrevocably and unconditionally guarantees to Lender the due and punctual payment in full, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the principal of and interest on all Advances made by the Lender to Borrower (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and all other amounts owed or owing under any Transaction Document (collectively, the “Guaranteed Obligations”).

7.02 Payment by Guarantor. Guarantor hereby agrees that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will upon demand pay, or cause to be paid, in same day funds, to Lender, an amount equal to the all the Guaranteed Obligations then due as aforesaid, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by required prepayment, declaration, acceleration, demand or otherwise) in accordance with the terms of such extension or renewal.

7.03 Liability of Guarantor Absolute. Guarantor agrees that its obligations hereunder are, to the fullest extent permitted by law, irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full in immediately available funds of the Guaranteed Obligations or the release of Guarantor under the Transaction Documents. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

(b) the obligations of Guarantor hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Borrower and whether or not Borrower is joined in any such action or actions;

(c) Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, from time to time may (i) renew, extend, increase the rate of interest on, or otherwise accelerate or extend the time of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Lender may have against any such security, in each case as such Lender in its discretion may determine consistent with the Transaction Documents, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and

(d) this Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not

Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iii) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (iv) Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Guarantor, Borrower or any of their respective Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; and (vi) any defenses, set-offs or counterclaims which Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury.

7.04 Waiver by Guarantor. Guarantor hereby waives, for the benefit of Lender, to the fullest extent permitted by law any requirement that Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement, if any, or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Lender, and the obligations and liabilities of Guarantor hereunder shall not be conditioned or contingent upon the pursuit by Lender or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lender, and its respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

7.05 Guarantor’s Rights of Subrogation. Until the Guaranteed Obligations shall have been indefeasibly paid in full in immediately available funds and Lender’s Revolving Credit Commitment shall have terminated, Guarantor hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against Borrower or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise

7.06 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and Lender’s Revolving Credit Commitment shall have terminated.

7.07 Bankruptcy, etc.

(a) Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantor and Lender that the Guaranteed Obligations which are guaranteed by Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(b) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

(c) In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by Guarantor or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 8. GENERAL.

8.01 No Waiver. No failure or delay by Lender in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any rights and/or remedies provided by law.

8.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (including general or special, time or demand, provisional or final, but excluding customer segregated funds) at any time held by Lender and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against any and all of Borrower’s Obligations irrespective of whether or not Lender shall have made any demand under this Agreement or under any other Transaction Document and although such obligations may be contingent or unmatured. Lender agrees to promptly notify Borrower after any such set-off and application made by Lender, provided however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

8.03 Cost and Expenses. Borrower agrees, whether or not any Advance is made under this Agreement, to pay Lender upon demand for (a) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees (in an aggregate amount not to exceed $15,000) incurred by Lender in connection with the preparation, documentation, negotiation and/or execution of this Agreement and the other Transaction Documents, (b) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Lender in connection with the (i) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any other Transaction Document, (ii) the preparation of any waiver or consent under this Agreement and/or under any other Transaction Document or (iii) any Default or Event of Default, and (c) if an Event of Default occurs, all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Lender in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. All of the obligations of Borrower and Guarantor under this Section 8.03 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.04 [RESERVED].

8.05 General Indemnity. In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold Lender and any holder(s) of the Note, and the officers, directors, employees, agents and Affiliates of Lender and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, losses, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of outside counsel for such Indemnitees), that may be imposed on or incurred by the Indemnitees relating to or arising out of this Agreement, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower in connection herewith or therewith (collectively, the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities (a) arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction or (b) that result from a claim brought by Borrower or Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if Borrower or Guarantor has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.05 shall survive satisfaction and payment of Borrower’s Obligations and the termination of this Agreement. To the extent permitted by applicable law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Advance or the use of the proceeds thereof.

8.06 Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) believed by Lender in good faith to have been sent or delivered by any person authorized to act on behalf of Borrower or Guarantor pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of Borrower or Guarantor, and Borrower hereby agrees to defend and indemnify Lender and hold Lender harmless from and against any and all losses, costs and expenses, if any, ensuing from any such action.

8.07 Notices. Except as otherwise specifically set forth in this Agreement, each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature page(s) of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address for communications under this Agreement by notice so given; provided, that any such notice, request, demand, consent, confirmation or other communication under this Agreement sent by telecopy shall require the sending party to confirm via telephone the receiving party’s receipt of such telecopy. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with telephonic confirmation received), on the first (1st) Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail, except that notices to Lender under Section 2 shall not be effective unless and until actually received by Lender. Notices and other communications to the Lender may be delivered or furnished by electronic communications pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Lender. Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by Borrower; provided that approval of such procedures must be in writing and may be limited to particular notices or communications.

8.08 Consent to Jurisdiction; Waiver of Jury Trial. BORROWER, GUARANTOR AND LENDER HEREBY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (B) AGREE THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER, GUARANTOR OR LENDER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) WAIVE ALL RIGHTS OF

ANY OTHER JURISDICTION WHICH BORROWER, GUARANTOR OR LENDER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER, GUARANTOR AND LENDER AUTHORIZE THE SERVICE OF PROCESS UPON BORROWER, GUARANTOR AND LENDER BY REGISTERED MAIL SENT TO BORROWER, GUARANTOR AND LENDER AT ITS ADDRESS REFERENCED IN SECTION 8.07. BORROWER, GUARANTOR AND LENDER HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER, GUARANTOR AND/OR LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

8.09 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.

8.10 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower, Guarantor and Lender. Any Event of Default under this Agreement may be waived by Lender if, but only if, such waiver is in writing and is signed by Lender.

8.11 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A, and B refer to annexed Exhibits A, and B which are hereby incorporated herein by reference and all references herein to Schedules 2.03 and 4.05 refer to annexed Schedules 2.03 and 4.05, which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

8.12 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Guarantor and Lender and their respective successors and assigns, except that Borrower and Guarantor may not assign or otherwise transfer any of their rights or delegate any of their obligations under this Agreement.

(b) Lender may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Lender’s Revolving Credit Commitment, any or all of its Advances and/or any or all of its other rights and/or obligations under this Agreement. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower or Guarantor, Lender shall remain responsible for the performance of its obligations under this Agreement, and Borrower and Guarantor shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement pursuant to which Lender may grant such a participating interest shall provide that Lender shall retain the sole right and responsibility to enforce the obligations of Borrower and Guarantor hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement.

(c) Lender may at any time assign to one or more banks or other financial institutions (each, an “Assignee”) all, but not less than all, of its rights and obligations under this Agreement and the Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in the form approved by Lender and executed by such Assignee and Lender, with (and subject to) the subscribed consent of Borrower, which shall not be unreasonably withheld or delayed; provided, however, that (i) if any Assignee is an Affiliate of Lender, no consent shall be required and (ii) if any Event of Default under this Agreement has occurred and is continuing no consent of Borrower to such assignment shall be required.

(d) Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to secure its obligations to a Federal Reserve Bank. No such assignment shall release Lender from any of its obligations hereunder.

8.13 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

8.14 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.15 Counterparts. This Agreement may be executed in any number of counterparts (including telecopy counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.16 Resurrection of Borrower’s Obligations. To the extent that Lender receives any payment on account of any of Borrower’s Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property of Borrower or Guarantor and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower’s Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower’s Obligations.

8.17 Independence of Covenants. All of the covenants contained in this Agreement and the other Transaction Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

8.18 Subsidiary Reference. Any reference in this Agreement to a Subsidiary of Borrower or Guarantor, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower, Guarantor and their respective Subsidiaries or which is to be determined on a “consolidated” or “consolidating” basis, shall apply only to the extent Borrower and Guarantor have any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower and/or Guarantor for financial reporting purposes in accordance with GAAP.

8.19 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed: (a) on a need-to-know basis to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) following prompt notice to Borrower (unless such notice is prohibited under applicable law), to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) following prompt notice to Borrower (unless such notice is prohibited under applicable law), to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 8.19, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (g) with the consent of Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.19 or (y) becomes available, in good faith, to Lender or any of its Affiliates on a nonconfidential basis from a source, other than Borrower or Guarantor, having the lawful right to disclose such Information.

For purposes of this Section 8.19, “Information” means all information received from Guarantor, Borrower or any of their respective Subsidiaries relating to Guarantor, Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Guarantor, Borrower or any of their respective Subsidiaries, provided that, in the case of Information received from Guarantor, Borrower or any of their respective Subsidiaries after the date hereof, such Information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Lender acknowledges that: (a) Information may include material non-public information concerning Guarantor, Borrower or any of their respective Subsidiaries, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

8.20 USA PATRIOT Act. Lender hereby notifies Borrower and Guarantor that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Act.

IN WITNESS WHEREOF, Borrower, Guarantor and Lender have executed this Agreement as of the day and year first above written.

(SIGNATURES ON FOLLOWING PAGES)

SIGNATURE PAGE - BORROWER AND GUARANTOR

LOAN AGREEMENT (COMMITTED CUSTOMER FACILITY A)

Borrower:

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC

By:	/s/ Joseph Barra
Name:	Joseph Barra
Title:	President

Address:

1981 Marcus Avenue
Lake Success, New York 11042
Attention: General Counsel

Telecopy No. (866) 554-3112

Guarantor:

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
Name:	Adam D. Amsterdam
Title:	Vice President, General Counsel & Secretary

Address:

2 Journal Square
Jersey City, New Jersey 07306
Attention: General Counsel

Telecopy No. (201) 714-3506

SIGNATURE PAGE - LENDER

LOAN AGREEMENT (COMMITTED CUSTOMER FACILITY A)

Lender:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Robert L. Barrett
Robert L. Barrett, Senior Vice President

Address:

461 Fifth Avenue (EX-NY-FA7)
New York, New York 10017
Attention: Broker-Dealer Division

Telecopy No. (646) 935-4533

SCHEDULE 2.03

Authorized Individuals

Joseph Barra, President

Adam S. T. Behar, General Counsel & Authorized Signatory

Jeffrey D’Auria, Vice President

SCHEDULE 4.05

Litigation

None

EXHIBIT A

(Form of Note)

REVOLVING CREDIT NOTE (COMMITTED CUSTOMER FACILITY A)

$75,000,000.00	New York, New York
August 5, 2009

FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC., a New York corporation (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Seventy Five Million Dollars ($75,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Advances made by Lender to Borrower pursuant to the Loan Agreement (defined below). The aggregate principal amount of Advances which Lender shall be committed to have outstanding under this Revolving Credit Note (this “Note”) at any one time shall not exceed Seventy Five Million Dollars ($75,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement.

Borrower further promises to pay to the order of Lender interest on each Advance under this Note at the rate or rates and on the dates set forth in the Loan Agreement.

All payments received by Lender under this Note shall be allocated among the principal, interest, fees, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed as set forth in the Loan Agreement.

All payments of principal, interest, fees and other amounts under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at 461 Fifth Avenue (EX-NY-FA7), New York, New York 10017, or at such other place as Lender may from time to time designate in writing.

Lender shall record in its books and records the date, amount and type of each Advance made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Advance made by Lender to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

Borrower shall have the right to make prepayments on this Note upon the terms and subject to the conditions contained in the Loan Agreement.

This Note is the Note referred to in, and is subject to the terms of, the Loan Agreement dated as of the date hereof by and among Borrower, Broadridge Financial Solutions, Inc., as Guarantor, and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

If any Event of Default shall occur under or within the meaning of the Loan Agreement, then Lender’s obligation to make additional Advances under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment of any principal, interest, fees or other amount due under this Note is not paid when due, whether by reason of demand, maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses upon the terms and subject to the conditions contained in the Loan Agreement. All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of New York.

Borrower:

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT B

(Form of Compliance Certificate)

[Date]

U.S. Bank National Association

461 Fifth Avenue (EX-NY-FA7)

New York, New York 10017

Attention: Broker-Dealer Division

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement dated as of August 5, 2009, by and among Ridge Clearing & Outsourcing Solutions, Inc. (“Borrower”), Broadridge Financial Solutions, Inc. (“Guarantor”), and U.S. Bank National Association (“Lender”), as the same may from time to time amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined herein (including all capitalized terms used in Schedule 1 attached hereto) shall have the respective meanings ascribed to them in the Loan Agreement).

Borrower hereby certifies to Lender that as of the date hereof:

(a) except as set forth below, no Default or Event of Default has occurred and is continuing:
Exceptions:

;

(b) the financial statements delivered to you with this letter are true, correct and complete in all material respects and have been prepared in accordance with GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnote disclosures); and

(c) Schedule 1 to this letter is a determination of Borrower’s compliance with the financial covenants set forth in Sections 5.03 of the Loan Agreement as of             ,         , in each case calculated in accordance with the Loan Agreement.

Very truly yours,

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.

By:
Title:

SCHEDULE 1

Financial Covenant Information

as of                     ,

Minimum Regulatory Capital.

Minimum Regulatory Capital to Aggregate Indebtedness Ratio.